Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
General
In connection with our initial public offering (“IPO”), we filed with the office of the Secretary of the State of Delaware our amended and restated certificate of incorporation and adopted our bylaws, effective upon the consummation of our IPO. Below is a summary of the material terms and provisions of our certificate of incorporation and our bylaws affecting the rights of our stockholders upon the consummation of our IPO, as well as relevant provisions of Delaware law affecting the rights of our stockholders. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”). Copies of our certificate of incorporation and bylaws have been filed with the SEC as exhibits to our Current Report on Form 8-K filed on July 6, 2021. References in this section to the “Company,” “we,” “us” and “our” refer to Torrid Holdings Inc. and not to any of its subsidiaries.
Authorized Capital
Our authorized capital stock consists of 1.0 billion shares of common stock, par value $0.01 per share, and 5.0 million shares of preferred stock, par value $0.01 per share. As of March 28, 2022, there were 105,856,729 shares of our common stock outstanding, held of record by 36 stockholders and no shares of preferred stock outstanding.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding preferred stock, our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election or removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Because we are a holding company, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Other Rights
Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable. No redemption or sinking fund provisions are applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock
Our certificate of incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the powers (including voting powers, if any), preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.
Corporate Opportunity
As permitted under the DGCL, in our certificate of incorporation, we renounce any interest or expectancy in, or any offer of an opportunity to participate in, specified business opportunities that are presented to us or one or more of our officers, directors or stockholders. In recognition that (i) directors, principals, members, associated funds, employees, officers and/or other representatives of Sycamore Partners Management, L.P., Sycamore Partners Torrid, L.L.C. and each of their respective affiliates (the “Sycamore Investors”) may serve as directors and/or officers of ours, and the Sycamore Investors, not including us (the “Sycamore Entities”), may engage in similar activities or lines of business that we do, and (ii) members of our board of directors who are not employees of the Company (“Non-Employee Directors” and, collectively with the Sycamore Entities, the “Identified Persons”) and their respective affiliates may engage in similar activities or lines of business that we do, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Identified Persons. Specifically, none of the Identified Persons have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business in which we or any of our affiliates now engage in or propose to engage in or otherwise competing with us or any of our affiliates. In the event that a Identified Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for such person and us or any of our affiliates, we will not have any expectancy in such corporate opportunity, and the Identified Person will not have any duty to present such corporate opportunity to us or our affiliates and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. A corporate opportunity that a Non-Employee Director acquires knowledge of will not belong to us unless the corporate opportunity at issue is expressly offered in writing to such person solely in his or her capacity as a director or officer of ours. In addition, the following corporate opportunities will not be deemed to be a potential Corporate Opportunity for the Company: (1) those we are not financially able, contractually permitted or legally able to undertake; (2) those not in our line of business; (3) those of no practical advantage to us; and (4) those in which we have no interest or reasonable expectancy. Except with respect to the Identified Persons, the corporate opportunity doctrine applies as construed pursuant to applicable Delaware laws, without limitation.
Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Action By Written Consent, Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals
Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting from and after the date on which the Sycamore Investors cease to beneficially own at least 50% of the total voting power of all then outstanding shares of our common stock (the “Trigger Event”). Our certificate of incorporation and bylaws also provides that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders can be called by or at the direction of our board of directors or the chairman of our board of directors, including at the request of holders of not less than a majority of the combined voting power of our common stock, and, from and after the Trigger Event, only by or at the direction of our board of directors or the chairman of our board of directors. Except as described above, stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. Prior to the Trigger Event, the Sycamore Investors will not be required to comply with the advance notice procedures applicable to other stockholders.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors.
Removal of Directors
Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast until the Trigger Event. From and after the Trigger Event, directors may only be removed from office for cause and only upon the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended, altered, changed or repealed by a majority vote of our board of directors, provided that, in addition to any other vote otherwise required by law, from and after the Trigger Event, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock will be required to amend, alter, change or repeal our bylaws. Additionally, from and after the Trigger Event, the affirmative vote of at least 75% of the voting power of the outstanding shares of common stock entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with the following provisions of our certificate of incorporation.
•the provision requiring a 75% supermajority vote for stockholders to amend our bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding removal of directors;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding Section 203 of the DGCL;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.
This requirement of a supermajority vote to approve amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) our board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder; (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or (3) the merger transaction is approved by our board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
We have elected in our certificate of incorporation to opt out of Section 203 of the DGCL.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Listing
Our common stock is listed on NYSE under the symbol “CURV.”
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